EMPLOYMENT AGREEMENT
dated as of November 3, 1997 by and between Ty-Breakers Corp.
a New York Corporation, with its address at 50 South Buckhout Street
Irvington-On-Hudson
New York 10533 (the "Company")
and Jerry Blumberg
whose residence address is
4 Hearth Court, Coram, N.Y. 11727 (the "Employee")
(the "Agreement")



RECITAL:

The Company desires to secure the services of Employee,and Employee desires to furnish services to the Company, on the terms and conditions set forth in this Agreement.


AGREEMENT:

In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1. Employment Term.    The Company agrees to employ Employee,
and Employee agrees to enter the Company's employment, for a period of one year commencing on the third day of November, 1997 (the
"Employment Term").

 2. Duties. During the Employment Term, the Company shall employ Employee and Employee shall serve as the Company's National Accounts Sales Manager. In such capacity, Employee shall be responsible for the sales and marketing of the Company's Kensel(r) and Tyvek(r) jacket products to the retail stores identified in Exhibit A hereto (the "Target Accounts"). Employee will be responsible for direct selling to the Target Accounts and the attendance at and management of the appropriate trade shows. Employee also shall perform such other duties and exercise such powers as the Company's President, Vice President of Sales or Board of Directors may reasonably require.

3. Sole Employment. Employee agrees that his employment by the Company as set forth herein shall be his sole employment and he shall not perform any advisory, or in any other capacity, work for any other individual, firm or company without the prior written consent of the Company. The Company hereby consents to Mr. Blumberg's present and continued involvement in his personal business project of selling a neon sign product to the Home Shopping Network and other interested parties. Mr. Blumberg warrants that his involvement in such project will not materially detract from the time and attention he devotes to his duties under this Employment Agreement. Other than the foregoing, Employee shall devote all of his business time and attention to the Company's business and affairs.

4. Compensation.

4.1	 Salary. In consideration of the services to be
rendered by Employee, the Company agrees to pay Employee, and Employee agrees to accept, an annual salary of $25,000 during the Employment Term. In no year shall the Company decrease Employee's salary prevailing at the end of the preceding year. The Company shall pay Employee's salary in accordance with the Company's regular payroll practices.

4.2 	Bonus. In addition to the salary mentioned in
paragraph 4.1 above, for each of the Company's fiscal years that fall, in whole or in part, within the Employment Term, the Company shall, based upon the Company's net sales (i.e. exclusive of any shipping and handling charges) to the Target Accounts for which payment in full has been received by the Company as determined in accordance with generally accepted accounting principles ("Net Paid Target Sales"), pay Employee an annual bonus equal to a percentage of $25,000 for such fiscal year, as follows:

the Company will pay Employee a bonus calculated by multiplying $25,000 by a fraction rounded to the nearest hundredth. The numerator of this fraction is the Company's Net Paid Target Sales for such fiscal year rounded to the nearest thousand dollars and the denominator is 1,000. For example; if the Company had Net Paid Target Sales of $1,836,279 in its 1998 fiscal year, then the Employee's bonus for the 1998 fiscal year would be calculated as follows:

Bonus	= 1,836 divided by 1,000 times $25,000
= 1.836 x $25,000
= 1.84  x $25,000
= $46,000

The Company shall pay each annual bonus on a quarterly basis as such bonus accrues, within two months after the end of each fiscal quarter. If the Employment Term begins on a day other than the first day of the Company's fiscal year, the bonus for fiscal years ending immediately after the beginning and the end of the Employment Term shall be prorated. The Company and Employee agree that the term Net Paid Target Sales means exclusively those sales made to the prospective customers identified as Target Accounts on Exhibit A attached to this Agreement and does not include sales made to any other customer. Notwithstanding the foregoing sentence, the Company and Employee recognize that, from time to time, the Employee may sell a "custom" project to a customer who may or may not be a Target Account and in such cases the Company and Employee shall mutually agree upon Employee's commission on such sale.

4.3 Stock Options. The Company is a wholly owned subsidiary of Alfa International Corp., a publicly held New Jersey corporation ("Alfa"). Employee shall, in accordance with the terms and conditions of the "Alfa International Corp. 1987 Stock Option Plan (the "Plan"), have the option to purchase up to 10,000 shares of Alfa's $0.01 par value common stock (the "Alfa Common Stock") during each year of the Employment Term, at an exercise price equal to $1.00. Employee's right to purchase the aforesaid Alfa Common Stock shall be governed by the terms and conditions of the Plan, all of which are incorporated herein by reference.

5. Employee Benefits.

5.1   Insurance.   During the Employment Term, the Company
shall, in accordance with the then prevailing Company policy, offer to provide Employee with health insurance coverage under its group policy, provided such group policy remains in force. If Employee elects not to participate in such group policy, he shall execute and deliver to the Company a certificate to that effect.

5.2  Other Benefits.   The Company shall provide Employee
with any pension plan that the Company offers any of its executives at any time during the Employment Term. The Company shall offer such pension plan to Employee on the most favorable terms and under the most favorable conditions as such plan is offered to any other Company executive.


6.  Expenses.   The Company agrees to pay, or reimburse
Employee for, all travel, entertainment and other business expenses properly incurred or expended by Employee in performing his duties and responsibilities on behalf of the Company under this Agreement. Employee agrees to provide proof of the expenses for which he seeks reimbursement in accordance with the Company's present expense reporting policies.

6.1  Home Office.   The Company and Employee agree that
Employee will maintain an office in his residence from which the Employee will conduct a large portion of his business activities on behalf of the Company. The Company and Employee acknowledge that the business expenses to be reimbursed to Employee in accordance with this paragraph 6 shall include the actual cost of telephone calls made by the Employee from his home on behalf of the Company but shall not include any costs associated with maintaining telephone lines nor any costs (other than the actual costs of telephone calls) associated with maintaining such home office. The Company will arrange and pay for the installation of Tele-Magic Enterprise software on Employee's computer in his home office. Such software and all data (including, but not limited to, databases of customer and potential customer lists and associated information) provided therewith or subsequently added thereto during the Employment Term, whether by the Company or Employee, shall at all times be and remain the exclusive and proprietary property of the Company. Employee shall return all such software and data to the Company at the end of the Employment Term and shall not make or retain any copies thereof at any time during or after the Employment Term without the express written permission of the Company. Employee specifically acknowledges that all such software and data that he receives from the Company or creates during the Employment Term is a part of the "Confidential Information" described more fully in paragraph 9 of this Agreement.

7. Vacations. Employee shall be entitled to and shall accrue vacation time at the rate of two weeks per year of the Employment Term.

8.   Termination of Employment / Agreement.

8.1  Cause    The Company may terminate Employee's
employment for cause upon thirty days written notice if (i) Employee is convicted, by a court of competent and final jurisdiction, of any crime which constitutes a felony in the jurisdiction involved, (ii) Employee commits any act of fraud against or breaches a fiduciary obligation to the Company, (iii) Employee shall incur any liability on the Company's behalf not in the ordinary course of the Company's business (iv) the representation contained in paragraph 10 of this Agreement is false or (v) in the sole determination of the Company, Employee fails or refuses in any respect to perform his duties under this Agreement, including but not limited to, the Company's determination that sales to the Target Accounts are insufficient. If the Company terminates Employee's employment without cause, Employee shall be entitled to receive the salary provided for in Paragraph 4.1, the Bonus described in Paragraph 4.2, the Stock Options described in Paragraph 4.3 and the benefits (to the full extent not disallowed by the terms of their contracts) described in Paragraph 5 until the end of the Employment Term.

8.2   Death or Permanent Disability.   If, during the Employment
Term, Employee shall die or become permanently disabled (as defined in sub paragraph 8.3) his Employment under this Agreement shall terminate. In the event of Employee's death during the Employment Term, the Company shall pay the personal representative of Employee's estate the salary and bonus provided for in Paragraphs
4.1 and 4.2 through the end of the month after the month in which Employee's death occurs. Thereafter this Agreement will automatically terminate.

8.3   Disability.   If, during the Employment Term, Employee
shall become physically or mentally disabled so as to be unable to perform any of his material duties hereunder, he shall nonetheless continue to receive his full salary (but not his bonus) for a period of three months or any part thereof for any continuous disability, less any amounts received by him from any disability insurance policy then in effect for his benefit. At any time subsequent to the expiration of such three month period, the Company may cancel this Agreement upon ten days written notice to the Employee.
    No disability shall be deemed to exist until after the Employee shall have been unable to perform any of his duties hereunder for a period of thirty consecutive days, but if such disability continues for sixty consecutive days, then the same shall be deemed to have existed from the first day of such disability.

     If the Employee shall have been disabled and shall have returned to work after the end of such disability, any new disability commencing within ninety days of the termination of the prior disability shall be deemed a continuation of the prior disability, and the period of all such disabilities shall be added together to determine the rights of the Employee and the Company hereunder.

     At the end of any temporary disability, Employee shall return to work and this Agreement shall continue as though such disability had not occurred, except where specifically provided to the contrary herein. During any period of disability, Employee shall not receive any allowance for expenses.

   9.      Non-Competition Covenant / Non-Disclosure.    For a
period of one year after the termination (for any reason whatsoever) or expiration of this Agreement, Employee shall not, directly or indirectly, solicit or service any accounts, customers, vendors, suppliers or other persons or entities with which Employee or the Company has done business, negotiated or otherwise had business dealings at any time during the three years prior to such termination or expiration date. In the event of Employee's actual or threatened breach of provisions of this paragraph, the Company shall be entitled to any injunction restraining Employee therefrom. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from Employee.

       Employee's work for the Company will give Employee access to "Confidential Information" about the Company and its products and business affairs. For the purpose of this Agreement, "Confidential Information" means all confidential or proprietary information owned by the Company whether now existing or created by the Employee or the Company during the Employment Term, including without limitation all customer lists and pricing information, all sales and marketing strategies, all inventions and discoveries, all designs, techniques, methods, processes, know how, ideas and concepts, all computer programs, records and files, all manufacturing and cost data, and all other confidential or proprietary information in any form, whether copyrighted, copyrightable, or uncopyrightable, patented or unpatented, patentable or unpatentable, and all patents, copyrights, trademarks, trade secrets and other intellectual property rights. Employee agrees that during the Employment Term and after the termination or expiration of this Agreement, he will not use any Confidential Information or disclose any Confidential Information to anyone else except to the extent necessary to perform his duties to the Company and Employee will take all measures reasonably necessary to preserve and protect the confidentiality of, and to avoid any violation of the Company's proprietary rights with respect to, all Confidential Information. Employee hereby acknowledges that the Company will be the sole owner of all Confidential Information that Employee may create, develop, acquire or learn after the commencement date of this Agreement and Employee hereby assigns to the Company all right, title and interest that Employee may acquire with respect to any Confidential Information at any time after that date. Employee agrees not to make or maintain any duplicate or back-up copies of any Confidential Information and agrees to return all Confidential Information to the Company within ten (10) days after the expiration or termination of the Employment Term. Upon request, Employee will execute any instrument or assignment that the Company reasonably deems necessary to assign to the Company any rights that Employee may acquire to any Confidential Information.

10. Representation.
   Employee, in order to induce the Company to enter into and perform this Agreement, hereby represents and warrants to the Company that he is not a party to any contract, agreement or understanding which prevents or prohibits, or with notice or the passage of time or both, would prevent or prohibit Employee from entering into this Agreement or fully performing all of his obligations hereunder or which would be breached thereby.

11.    Miscellaneous.

    11.1   Assignment.    This Agreement shall inure to the
benefit of and shall be binding upon the heirs and personal representative of Employee and shall inure to the benefit of and be binding upon the Company and its successors and assigns. However, other than the fact that the Company may, in its sole discretion, assign this Agreement in its entirety to Alfa, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempt to assign (other than the Company assigning this Agreement to Alfa), transfer, pledge, encumber or hypothecate without such consent shall be null and void.



      11.2 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be entirely performed therein and without regard to principles of conflict of laws. Any litigation based hereon, or arising out of, under or in connection with this Agreement shall be brought and maintained exclusively in the courts of the State of New York in Westchester County New York or in the United States District Court for the Southern District of New York. Each of Employee, the Company and Alfa hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York in Westchester County New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation set forth above. Each of the Employee, the Company and Alfa hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which they have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.


11.3    Attorney's Fees.    If a dispute arises from this
Agreement, the prevailing party shall be entitled to collect its reasonable costs and expenses, including reasonable attorneys' fees, from the losing party.


11.4   Complete Agreement.   This Agreement supersedes any
and all prior agreements and understandings between the parties, whether written or oral, with respect to the Company's employment of Employee and constitutes the complete understanding between the parties with respect to the Company's employment of Employee. No statement, representation, warranty or covenant made by either party with respect to Employee's employment will be binding unless expressly set forth in this Agreement. This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties. Exhibit A attached hereto is incorporated herein as if set forth in the body of this Agreement.


11.5   Counterparts.   The parties may execute this
Agreement in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.


11.6  Headings.   The paragraph headings of this Agreement
are for convenience of reference only and shall not expand, modify, limit or define the text of this Agreement.


11.7 Notices. Unless otherwise specifically provided in this Agreement, all notices, requests, consents, approvals, agreements or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered in of the following means: (a) by hand; (b) by facsimile transmission to those parties with fax numbers indicated below (with subsequent written confirmation by another means in compliance with this Section 11.7); (c) by registered or certified mail, first class postage prepaid, return receipt requested; or (d) by nationally recognized overnight courier, addressed to the respective addresses of the parties as follows:


If to the Company:

Ty-Breakers Corp.
50 South Buckhout Street
Irvington-on-Hudson, NY 10533
Fax: (914) 591-1997
ATT: President


If to Employee:

Jerry Blumberg
4 Hearth Court
Coram, N.Y. 11727


or to such other address as any party shall designate for himself or itself by notice to the other parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given or made (i) upon delivery, if delivered personally, (ii) one (1) business day after transmission, if delivered by facsimile transmission during normal business hours,
(iii) three (3) business days after mailing, if mailed, or (iv) one
(1) business day after delivery to the courier, if delivered by overnight courier service.

11.8 Severability. In the event that any one or more of the provisions of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity, legality and enforceability of the remainder of the provisions of this Agreement shall not in any way be affected.

11.9    Waivers.   A written waiver, or successive written
waivers, by either party of any breach or default by the other party of any of the terms and provisions of this Agreement, shall not operate as a waiver, or custom of waiver, of any other breach or default, whether similar to or different from the breach or default waived. No waiver shall be effective unless in writing and signed by the party to be charged.

Ty-Breakers Corp.,                   Employee
a New York corporation



By                                   By
Frank J. Drohan                        Jerry Blumberg
President



As to Paragraph 4.3 only,
Alfa International Corp.,
a New Jersey corporation


By
Frank J. Drohan
President


Exhibit A

List of Target Accounts


The Target Accounts consist of the 3,750 potential customers named on those two certain listings ("Listings") of 1,402
Department Stores and 2,348 Specialty Stores which the Company purchased from The Salesman's Guide and are identified thereon as Job # 19364.

The Company has delivered the Listings to Employee concurrent with the execution of this Employment Agreement by the parties hereto.

The cover sheets of the Listings are attached hereto for identification purposes.







Jerry Blumberg
4 Hearth Court
Coram, New York 11727


November 3, 1997


Mr. Frank J. Drohan
Ty-Breakers Corp.
50 South Buckhout Street
Irvington, N.Y 10533


Dear Frank,


This is to confirm to you that I have been made aware of and been offered participation in the company's group medical insurance plan.

At the present time I have my own coverage and therefore decline to participate in such group coverage offered by the Company.

Should circumstances change and I wish to participate in the future I will so inform you.








                                                 Best regards,



                                                 Jerry Blumberg